Free Writing Prospectus dated as of May 30, 2007
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-142235-01

ML-CFC 2007-7 - New Issue $2.79bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-7
Commercial Mortgage Pass-Through Certificates, Series 2007-7

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      Goldman Sachs, Morgan Stanley, PNC
Loan Sellers:     Countrywide, Merrill Lynch, PNC, Artesia
Rating Agencies:  Moody's, S&P

Structure:

CL    SIZE ($MM) S/M      SubLvL     WAL   PRIN WIN   PxGdc
A-1     53.249   AAA/Aaa  30.000%   2.78      1- 58   S+11a
A-2   [140.798]* AAA/Aaa  30.000%   4.88     58- 59   S+26a
A-3   [204.236]* AAA/Aaa  30.000%   6.48     63-113  *CALL DESK*
A-SB   102.788   AAA/Aaa  30.000%   7.40     59-116   S+30a
A-4   [842.917]* AAA/Aaa  30.000%   9.84    116-119   S+29-30
A-1A   605.863   AAA/Aaa  ***** NO LONGER AVAILABLE *****
A-M   [278.551]* AAA/Aaa  20.000%   9.91    119-119   S+35a
A-J   [219.358]* AAA/Aaa  12.125%   9.94    119-120   S+44a
B       55.710   AA/Aa2   10.125%  10.00    120-120   S+52a
C       27.855   AA-/Aa3   9.125%  10.00    120-120   S+61a
D       45.264   A/A2      7.500%  10.00    120-120   S+72a

*the sizes A-2, A-3, A-4, AM and AJ will be determined by market demand up to the amount provided above.
**Final pricing may be in 1/2bp increments.

Collateral:     326 Loans, 420 Properties
 -Loan Sellers: CRF 42.4%, MLML 26.8%, PNC 17.9%, AMCC 12.9%
 -Prop Types:   RT 30.3%, OFF 24.1%, Multifamily 21.4%, Hotel 7.9%, IND 7.4%,
                Mixed 5.7%, SS 1.6%, MHC 1.2%, Land 0.3%
 -Geo Dist:     CA 29.2% (South 22.6%, North 6.6%), TX 10.3% , FL 6.8%, NV 6.5%,
                GA 3.9%, Other 43.3%.
 -DSCR/LTV      1.34x/72.1%
 -Inv Grade:    0.7%
 -Top 10 Loans: 19.5% of the pool, DSCR: 1.31x, LTV: 74.6%


The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, PNC Capital Markets LLC, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following are not applicable to these materials and should be disregarded:

(i) disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;
(ii) disclaimers of responsibility or liability;
(iii) statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;
(iv) language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;
(v) statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and
(vi) legends that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

                                Free Writing Prospectus dated as of May 30, 2007
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-142235-01

ML-CFC 2007-7 - New Issue $2.79bn Fixed Rate CMBS

ML-CFC Commercial Mortgage Trust 2007-7
Commercial Mortgage Pass-Through Certificates, Series 2007-7

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      Goldman Sachs, Morgan Stanley, PNC
Loan Sellers:     Countrywide, Merrill Lynch, PNC, Artesia
Rating Agencies:  Moody's, S&P

Structure:

CL    SIZE ($MM) S/M      SubLvL     WAL   PRIN WIN     PxGdc     STATUS
A-1     53.249   AAA/Aaa  30.000%   2.78      1- 58     S+11a      0.2x
A-2   [140.798]* AAA/Aaa  30.000%   4.88     58- 59     S+26a      3.6x
A-3   [204.236]* AAA/Aaa  30.000%   6.48     63-113  *CALL DESK*   1.9x
A-SB   102.788   AAA/Aaa  30.000%   7.40     59-116     S+30a      open
A-4   [842.917]* AAA/Aaa  30.000%   9.84    116-119     S+29-30    0.3x
A-1A   605.863   AAA/Aaa  ***** NO LONGER AVAILABLE *****
A-M   [278.551]* AAA/Aaa  20.000%   9.91    119-119     S+35a      2.2x
A-J   [219.358]* AAA/Aaa  12.125%   9.94    119-120     S+44a      3.0x
B       55.710   AA/Aa2   10.125%  10.00    120-120     S+52a      2.4x
C       27.855   AA-/Aa3   9.125%  10.00    120-120     S+61a      1.2x
D       45.264   A/A2      7.500%  10.00    120-120     S+72a      open

*the sizes A-2, A-3, A-4, AM and AJ will be determined by market demand up to the amount provided above.
**Final pricing may be in 1/2bp increments.

Collateral:     326 Loans, 420 Properties
 -Loan Sellers: CRF 42.4%, MLML 26.8%, PNC 17.9%, AMCC 12.9%
 -Prop Types:   RT 30.3%, OFF 24.1%, Multifamily 21.4%, Hotel 7.9%, IND 7.4%,
                Mixed 5.7%, SS 1.6%, MHC 1.2%, Land 0.3%
 -Geo Dist:     CA 29.2% (South 22.6%, North 6.6%), TX 10.3% , FL 6.8%, NV 6.5%,
                GA 3.9%, Other 43.3%.
 -DSCR/LTV      1.34x/72.1%
 -Inv Grade:    0.7%
 -Top 10 Loans: 19.5% of the pool, DSCR: 1.31x, LTV: 74.6%

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 866-500-5408.

Information in this material regarding any assets backing any securities discussed herein supersedes all prior information regarding such assets.

This material is for your information and none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, PNC Capital Markets LLC, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the "Underwriters") is soliciting any action based upon it. The Underwriters and their affiliates, officers, directors, partners and employees, including persons involved in the preparation of issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Any legends, disclaimers or other notices that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following are not applicable to these materials and should be disregarded:

(i) disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;
(ii) disclaimers of responsibility or liability;
(iii) statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;
(iv) language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;
(v) statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and (vi) legends that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.


                                       -2-